UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 2, 2015 (January 29, 2015)

DAYBREAK OIL AND GAS, INC.

(Exact Name of Registrant as Specified in its Charter)

Washington	000-50107	91-0626366
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 W. Main Ave., Suite 1017 Spokane, WA	99201
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (509) 232-7674

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Amendment to a Material Definitive Agreement

Effective January 29, 2015, Daybreak Oil and Gas, Inc., a Washington corporation (OTCQB: DBRM) (the “Company”), entered into agreements with all but one of the holders of its 12% Subordinated Notes due 2015 (the “Notes”) to extend the maturity date of such Notes by two years to January 29, 2017 (the “Extension”).  The Notes were issued by the Company pursuant to a 2010 private placement in which the purchasers of the Notes also received warrants to purchase shares of the Company’s common stock at an exercise price of $0.14 per share (the “Warrants”).  The Notes and the Warrants were originally scheduled to mature on January 29, 2015.

The Board of Directors of the Company determined that the Extension was in the best interest of the Company and its shareholders due to the fact that it would allow the Company to use its capital resources for its operations rather than redemption of the Notes, and because the terms of the Notes are more favorable than other financing currently available to the Company.  To incentivize noteholders to agree to the Extension, the Company also offered to extend by two years (to January 29, 2017) the maturity date of the Warrants held by the noteholders agreeing to the Extension.

The Extension was offered to all holders of the Notes and accepted by all but one holder.  The holders of the Notes agreeing to the Extension collectively hold $565,000 in outstanding principal amount of the Notes and 980,000 Warrants.  The Note held by the holder who did not consent to the Extension was redeemed by the Company at maturity in accordance with its terms, and any unexercised Warrants held by such holder expired in accordance with their terms.

[signature page follows]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAYBREAK OIL AND GAS, INC.

By: /s/ JAMES F. WESTMORELAND

James F. Westmoreland, President and Chief Executive Officer

Date: February 2, 2015

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